Exhibit 10.25
TPG INC.
OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

TPG INC. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

Number of Restricted Stock Units:	376,961
Grant Date:	January 13, 2026
Deemed Acceptance Date:	February 13, 2026
THIS AWARD AGREEMENT (this “Agreement”) is effective as of the Grant Date (shown above) and evidences an Award granted by TPG Inc., a Delaware corporation (the “Company” and together with its Affiliates, “TPG”), to Jon Winkelried, (the “Participant”) pursuant to the TPG Inc. Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”), which is incorporated in and made a part of this Agreement by reference. Capitalized terms not defined in this Agreement have the meanings set forth in the Plan.
In consideration of the promises and the mutual covenants hereinafter set forth, the parties hereby agree as follows:
1.Grant and Restrictions. The Committee has determined to grant the Participant, on the terms and conditions of this Agreement, an award (this “Award”) of Restricted Stock Units (“RSUs”) consisting of the right to receive a number of Shares set forth adjacent to “Number of Restricted Stock Units” above, with vesting and settlement in accordance with the terms and conditions of this Agreement.
2.Vesting. Subject to the Participant continuously providing Services and complying with the terms and conditions hereof through (and including) the applicable vesting date, the number of RSUs set forth opposite such vesting date noted below (each, a “Vesting Date”) will vest (unless previously vested or cancelled in accordance with the provisions of the Plan or this Agreement):

Vesting Date	Number of RSUs Vesting on Such Date
January 13, 2029	125,654
January 13, 2030	125,654
January 13, 2031	125,653
Notwithstanding the foregoing, in the event of a Change in Control (as defined in the Employment Agreement, as defined below), (i) if the RSUs are not assumed by the acquiror in the Change in Control, any RSUs that are not yet vested in accordance with this Section 2 as of the consummation of the Change in Control will vest in full upon the consummation of the Change in Control and (ii) if the RSUs remain outstanding or are assumed by the acquiror in the Change in Control and the Participant’s employment with TPG is terminated due to a Qualifying Termination (as defined below), by reason of Participant’s Orderly Retirement, by TPG without Cause or by reason of the Participant’s death, in each case occurring on or following the consummation of the Change in Control, all RSUs that are not yet vested in accordance with this Section 2 as of the termination of Participant’s employment will vest in full immediately

3.Termination of Services.
(a)With respect to this Award (without impacting any other prior or future award to the Participant), the terms of this Agreement shall supersede the termination provisions in the Employment Agreement, dated as of December 15, 2021, among TPG Inc. (formerly known as TPG Partners, LLC), TPG Global, LLC, TPG Holdings, L.P., TPG Partner Holdings, L.P., TPG Group Advisors (Cayman), Inc. and the Participant (together with any subsequent amendments thereto, the “Employment Agreement”), including Sections 11 and 12 thereof. Notwithstanding the foregoing, for purposes of this Section 3, capitalized terms not defined in this Agreement have the meanings set forth in the Employment Agreement.
(b)Except as provided in Section 3(c) through 3(e), and notwithstanding the terms of the Employment Agreement, if the Participant undergoes a Termination of Services for any reason prior to a Vesting Date, any then-unvested RSUs will immediately terminate and be forfeited in their entirety as of the Termination Date. Subject only to the Participant’s minimum entitlements under applicable employment or labor standards legislation, the Participant shall not be entitled to any damages or other compensation arising from or related to the forfeiture of this Award or any payment in respect thereof.
(c)Notwithstanding the terms of Section 3(b) if the Participant’s employment with TPG is terminated by TPG without Cause, by the Participant for Good Reason, by reason of the Participant’s death, or by reason of the Participant’s Disability, then, subject to the Participant’s satisfaction of the Release Condition and continued compliance with Section 11 of this Agreement, Participant will be entitled to Continued TPG Interest Vesting.
(d)Notwithstanding the terms of Section 3(b) or 3(c), or the Employment Agreement, if the Participant’s employment with TPG is terminated by reason of Participant’s Orderly Retirement prior to the second anniversary of the Grant Date, then, subject to Participant’s satisfaction of the Release Condition and continued compliance with Section 11 of this Agreement, a number of RSUs equal to the number of RSUs that were scheduled to vest on the Vesting Date immediately following the Orderly Retirement will remain outstanding and vest on such Vesting Date.
(e)Notwithstanding the terms of Section 3(b), 3(c) or 3(d) or the Employment Agreement, if the Participant’s employment with TPG is terminated by reason of Participant’s Orderly Retirement on or after the second anniversary of the Grant Date, then, subject to Participant’s satisfaction of the Release Condition and continued compliance with Section 11 of this Agreement, Participant will be entitled to Continued TPG Vesting.
4.Deemed Acceptance. The Participant shall have no rights related to this Award unless and until the Participant executes and returns this Agreement before the close of business on the Deemed Acceptance Date (shown above); provided, that, if the Participant has failed to execute and return this Agreement before the Deemed Acceptance Date, this Agreement will be deemed to have been accepted by the Participant, and the Participant will be deemed to have represented and certified that the Participant has complied with all of the terms of the Plan and this Agreement, effective as of the Deemed Acceptance Date, on the date that the Participant receives a payment in respect of a Dividend Equivalent or when the Participant requests the sale of Shares with respect to this Award.
5.Form and Timing of Payment of Vested Awards.
(a)Subject to RSUs vesting in accordance with Sections 2 or 3 and the other terms and conditions of this Agreement, and notwithstanding the terms of the Employment Agreement, any vested RSUs will be settled as soon as practicable following the applicable Vesting Date, but in no event later than March 15th of the year following the year in which the applicable Vesting Date occurs.
(b)Notwithstanding anything to the contrary in the Plan, if requested by Participant in writing at least five business days in advance of any taxable event, the Participant shall have the right to elect to satisfy any applicable federal, state, local and foreign tax withholding requirements by (i) having TPG deduct from all cash payments otherwise payable to the Participant (whether in connection with an Award or otherwise) an amount equal to any required withholdings and applicable taxes with respect to such Award (it being understood and agreed that such deductions must occur within the applicable employment tax deposit schedule period), (ii) having TPG hold back a portion of the number of Shares otherwise deliverable to the Participant in respect of this Award (as more fully set forth below), (iii) paying directly to TPG an amount equal to any required withholdings and applicable taxes with respect to such Award or (iv) utilizing any combination of the foregoing, provided in each case that the requested settlement manner is not prohibited by any blackout periods under the Company’s insider trading policies. No portion of this Award will be delivered to the Participant unless and until the Participant has satisfied any such required withholdings. If Shares are used to pay all or a portion of such withholding tax obligation, the number of Shares that may be withheld, surrendered, or reduced shall be limited to the number of Shares which have value on the applicable Vesting Date equal to the aggregate amount of such liabilities based on the greatest statutory withholding rates applicable to the Participant for federal, state, foreign, or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee. Any fraction of a Share which would be required to satisfy such an obligation shall be rounded up to the next whole Share and the remaining amount due shall be paid in cash to the Participant.
6.Dividends and Dividend Equivalents. The Participant shall be entitled to Dividend Equivalents in respect of the RSUs that have not yet been settled (whether or not vested), and such Dividend Equivalents shall be paid in cash to the Participant as soon as reasonably practicable following the payment by TPG of the associated dividend (taking into consideration relevant legal and operational considerations).
7.Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of the Participant’s death before the Participant receives any of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only when delivered by the Participant in writing to the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s executor, administrator or legal representative.
8.No Right to Continued Employment or Further Awards. Neither the Plan nor this Agreement shall be construed as (i) giving the Participant any right to continue in the employ of the Company and its Affiliates or (ii) giving the Participant any right to be reemployed by the Company and its Affiliates following any termination of employment. The termination of employment provisions in this Agreement only apply to the treatment of this Award as specified herein and, for the avoidance of doubt, the termination provisions in the Employment Agreement do not apply to this Award. The termination of employment provisions in this Agreement shall not otherwise affect the Participant’s employment relationship. Nothing contained in this Agreement shall be deemed to constitute or create a contract of employment. The Company has granted this Award to the Participant in its sole discretion. Neither this Agreement nor the Plan confers on the Participant any right or entitlement to receive another Award, or any other similar award at any time in the future or in respect of any future period. This Award does not confer on the Participant any right or entitlement to receive compensation in any specific amount for any future fiscal year; provided, however, that, notwithstanding the foregoing or anything to the contrary anywhere else, the Award hereunder shall not be included in or otherwise constitute part of the Participant’s “Actual Total Annual Incentive Compensation” under the Employment Agreement, whether for the 2025 Compensation Year (as defined in the Employment Agreement) or any subsequent Compensation Year.
9.Transferability.
(a)This Award shall not be transferable other than by will, the laws of descent and distribution, pursuant to a domestic relations order entered by a court of competent jurisdiction or to a Permitted Transferee for no consideration pursuant to the Plan or as permitted by the Committee. Any Award transferred shall be further transferable only by will, the laws of descent and distribution, pursuant to a domestic relations order entered by a court of competent jurisdiction, or, for no consideration, or upon consent of the Committee.

(b)Except as set forth in the Plan or as determined by the Committee, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.
10.Notices. TPG and the Participant acknowledge and agree that each such party shall be bound by Section 21 of the Employment Agreement regarding notice to the other party.
11.Continuing Compliance. The Participant acknowledges and agrees that, in consideration for the Participant being granted the award covered by this Agreement, and as a condition to the settlement of the Award, the Participant shall comply with all Restrictive Covenants (as defined in the Employment Agreement), and any material violation thereof shall result in the forfeiture of this Award to the extent not yet settled or paid.
12.Governing Law; Arbitration. The interpretation, performance and enforcement of this Award and this Agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of law. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall remain in full force and effect. TPG and the Participant expressly acknowledge and agree that as a condition of receiving this Award, TPG and the Participant will be bound by the provisions of Section 17 of the Employment Agreement regarding arbitration.
13.Award Subject to Plan.
(a)This Award is granted subject to the Plan and to such rules and regulations the Committee may adopt for administration of the Plan. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Agreement, all of which shall be binding upon the Participant.
(b)To the extent of any inconsistencies between the Plan and this Agreement, the Plan will govern. This Agreement and the Plan constitute the entire agreement between the parties regarding the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written, express or implied) that relate to the Award granted hereunder.
(c)The Committee may terminate, amend, modify or suspend the Plan and amend or modify this Agreement; provided, however, that no termination, amendment, modification or suspension shall materially and adversely affect the Participant’s rights under this Agreement, without the Participant’s written consent.
14.Section 409A.
(a)This Award is intended to either (i) qualify for the short-term deferral exemption under Section 409A of the U.S. Internal Revenue Code and the final regulations promulgated thereunder (“Section 409A”) or (ii) satisfy the requirements of Section 409A. This Agreement shall be interpreted, administered and construed in a manner consistent with that intent. Notwithstanding the forgoing, if any provision of this Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, so long as such modification maintains, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section 14 does not create an obligation of the Company to modify the Plan or this Agreement and does not guarantee that the RSUs will not be subject to taxes, interest and penalties under Section 409A.
(b)If the Participant is a “specified employee” as defined under Section 409A and the Participant’s Award is to be settled on account of the Participant’s separation from service (for reasons other than death) and such Award constitutes “deferred compensation” as defined under Section 409A, then any portion of the

Participant’s Award that would otherwise be settled during the six-month period commencing on the Participant’s separation from service shall be settled as soon as practicable following the conclusion of the six-month period (or following the Participant’s death if it occurs during such six-month period).
15.Recoupment. This Award shall be subject to any clawback or similar policy as permitted or mandated by applicable laws, rules, regulations or any Company policy as enacted, adopted or modified from time to time, including any recoupment policy adopted by the Company and, to the extent applicable, any Dodd-Frank clawback policy adopted by the Company.
16.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. By accepting this Award, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17.Personal Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands and acknowledges that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s Data. The Participant understands and acknowledges that the Company and its Affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage the Participant’s participation in this Plan, and the Company and its Affiliates may transfer the Data to third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that any recipient’s country may have different data privacy laws and protections than the Participant’s country. By accepting this Award, the Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. Furthermore, the Participant acknowledges and understands that the transfer of Data to the Company or to any third parties is necessary for the Participant’s participation in the Plan. The Participant may view Data, request information about the storage and processing of Data, request any corrections to Data, or withdraw the consents herein (in any case, without cost to the Participant) by contacting compliance@tpg.com in writing. The withdrawal of any consent by the Participant may affect the Participant’s participation in the Plan. The Participant may contact compliance@tpg.com for further information about the consequences of any withdrawal of consents herein.
18.Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.
19.Successor. All obligations of the Company under the Plan and this Agreement, with respect to this Award, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
20.Signature in Counterparts. If delivered in paper format, this Agreement may be signed in counterparts. Each counterpart shall be an original, with the same effect as if the signatures were on the same instrument.
21.Enforceability. To the extent any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.
22.Waiver. No failure or delay by the Company to enforce any provision of this Agreement or exercise any right or remedy provided by law shall constitute a waiver of that or any other provision, right or remedy, nor shall it prevent or restrict the further exercise of that or any other provision, right or remedy. No single or partial exercise of such provision, right or remedy shall prevent or restrict the further exercise of that or any other provision, right or remedy.
23.Appendix. Notwithstanding anything in this Agreement to the contrary, if the Participant relocates from the United States to a country outside the United States, additional terms and conditions, as applicable, may apply to the Participant, to the extent that the Committee determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

TPG Inc.

By:	/s/ Anilu Vazquez-Ubarri
Name: Anilu Vazquez-Ubarri
Title: Chief Operating Officer

Agreed and acknowledged as of the Grant Date:

/s/ Jon Winkelried
Jon Winkelried